Exhibit 23.2

[KPMG Letterhead]

Consent of Registered Public Accounting Firm

The Board of Directors

Fulton Financial Corporation:

We consent to the use in the registration statement on Form S-8 of Fulton Financial Corporation of our report dated March 5, 2004, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference.

/s/ KPMG LLP

Harrisburg, Pennsylvania

December 31, 2004